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                                                                  Exhibit 10.3.1

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                LICENSE AGREEMENT

                                 by and between

                           WYETH HOLDINGS CORPORATION

                                       and

                                 BIOVEX LIMITED

                                   dated as of

                                  April 1, 2005

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                                LICENSE AGREEMENT

THIS AGREEMENT is made as of April 1, 2005 (the "Effective Date") by and between Wyeth Holdings Corporation, having a place of business at Five Giralda Farms, Madison, New Jersey, 07940 ("Licensor"), and Biovex Limited, (company number 3480520), having its registered office at 70 Milton Park, Abingdon, Oxford OX14 4RX England ("Licensee").

     Licensor is the owner of the Licensed Patents, as defined below.

     Licensee wishes to obtain a license under the Licensed Patents, to develop, have developed, make, have made, use, offer to sell, sell and have sold, import and have imported, Licensed Products and perform Licensed Services, as defined below.

     Licensor is willing to grant such a license to Licensee on the terms and conditions of this Agreement.

     Licensor and Licensee have therefore agreed as follows.

1. DEFINITIONS

     The following terms shall have the meanings indicated in this Agreement:

     1.1. "Agreement" means this Agreement, including all Schedules hereto.

     1.2. "Affiliate" means any Person controlled by, controlling, or under common control with either Licensee or Licensor. For this purpose, "control" means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the voting stock (or the equivalent) of such Person or having the right to direct, appoint or remove a majority or more of the members of its board of directors (or their equivalent), or having the power to control the general management of such Person, by contract, law or otherwise. Notwithstanding the foregoing, the term "Affiliate" shall not include Persons in which a Party or its Affiliates owns a majority of the ordinary voting power to elect a majority of the board of directors or other governing body, but is restricted from electing such majority by contact or otherwise, until such time as such restrictions are no longer in effect.

     1.3. "Applicable Percentage" means [**] percent ([**]%).

     1.4. "Bankruptcy Event" means, with respect to a specified Person, (a) the filing by such Person in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of such Person or of its assets, (b) the filing against such Person of an involuntary petition for any bankruptcy or insolvency proceeding which petition is not dismissed within ninety (90) days after filing, (c) the making by such Person of an assignment for the benefit of its creditors, (d) the taking of possession of any material part of the assets of such Person by a lien holder or other encumbrancer, or (e) the levy or enforcement of any distress, execution or other process upon or against any of the material assets of such Person.


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     1.5. "Confidential Information" means, with respect to any Party
("Disclosing Party"), any information relating to the Licensed Product(s) or Improvements that is disclosed in writing or by email to the other Party ("Receiving Party") during the term of this Agreement, but shall not include information that:

          1.5.1. the Receiving Party or an Affiliate owned or controlled prior to receipt from the Disclosing Party, or

          1.5.2. is or becomes public through no breach of this Agreement by the Receiving Party or any Affiliate thereof, or

          1.5.3. is hereafter developed by the Receiving Party or an Affiliate independent of any disclosure from the Disclosing Party as evidenced by competent written evidence, or

          1.5.4. the Receiving Party or an Affiliate obtains from a third Person not under a confidentiality obligation to the Disclosing Party.

     1.6. "Effective Date" has the meaning given to it in the Preamble.

     1.7. "Improvements" means any information, patentable or otherwise, developed or acquired (by license or otherwise, provided in the case of acquisition that the terms of the acquisition do not prohibit Licensee from making the grant set forth in Section 2.1.5) by Licensee during the term of this Agreement and which relates to improvements to inventions disclosed in the Licensed Patents as follows:

          "Improvements in Area A" means patentable and non-patentable [**] to regions of the HSV-1 and/or HSV-2 genome other than regions represented by the [**] gene or between the [**] and [**] sites on the [**] corresponding to [**] that result in improved [**] in and [**] neoplastic cells conceived under and/or reduced to practice by BioVex during the term of this Agreement;

          "Improvements in Area B" means patentable and non-patentable [**] within regions of the HSV-1 and/or HSV-2 genome represented by the [**] gene or between the [**] and [**] sites on the [**] corresponding to [**] that result in improved [**] in and [**] neoplastic cells conceived under and/or reduced to practice by BioVex during the term of this Agreement.

     1.8. "Licensed Patents" means United States patent application Serial Number 08/686631 filed July 24, 1996 and any divisional, continuation or continuation-in-part thereof or substitute therefor, any foreign patent applications corresponding to any such patent applications claiming priority from such patents and applications, and any U.S. or foreign patent or the equivalent thereof issuing therefrom and any reissue, re-examination, renewal, supplementary protection certificate or extension thereof.

     1.9. "Licensed Product(s)" means any product which would, or the development, manufacture, use, sale or importation of which product would, absent the license granted by


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Licensor to Licensee herein, infringe any Valid Claim in any Licensed Patent in a country where a Licensed Patent subsists.

     1.10. "Licensed Service(s)" means any commercial research, development or manufacturing services provided to a third Person, the provision of which utilizes or embodies any process, product or discovery claimed by one or more Valid Claims of any Licensed Patent in a country where a Licensed Patent subsists.

     1.11. "Net Sales" shall mean the actual gross amount invoiced by Licensee or its Affiliate or any sublicensee (as defined in Section 2.1.1(d)) for sales or other commercial disposition of a Licensed Product, or provision of a Licensed Service, to a third Person customer (including any distributor as defined in Section 2.1.1 (b)), less the following deductions with respect to such sales or services:

               a) any rebates, quantity, trade and cash discounts, and other usual and customary discounts to customers;

               b) compulsory payments and rebates, actually paid or deducted;

               c) retroactive price reductions, credits or allowances actually granted upon rejections or returns of Licensed Products, including for recalls or damaged goods;

               d) freight, postage, shipping and insurance charges actually allowed or paid for delivery of Licensed Products, to the extent included in the gross sales price;

               e) sales taxes, excise taxes, use taxes, import/export duties or other governmental charges actually due or incurred with respect to such sales, including without limitation value-added taxes;

               f) discounts and performance discounts to the extent that such discounts are associated with the Licensed Products together with other products of Licensee and its Affiliates, and to the extent that such discounts cannot be attributed only to the Licensed Products. Such discounts and performance discounts will be allocated to the Licensed Products on a reasonable pro rata basis (based on the amount of the sales of products by Licensee and its Affiliates prior to discount); and

               g) charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their respective agencies, purchasers or reimbursers;

all as incurred in the ordinary course of business in type and amount consistent with good industry practice and determined in accordance with generally accepted accounting principles on a basis consistent with Licensee's audited consolidated financial statements.


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For sake of clarity and avoidance of doubt, sales by Licensee, its Affiliates or any sublicensee defined in Section 2.1.1 (d) of a Licensed Product to a distributor defined in Section 2.1.1 (b) of such Licensed Product in a given country shall be considered a sale to a third Person customer.

Any Licensed Products used as samples or used for clinical or other research purposes and for donations shall not be included in Net Sales.

     1.12. "Party" means each party to this Agreement and their respective successors and permitted assigns.

     1.13. "Person" means any natural person or legal entity.

     1.14. "Phase II" means any controlled clinical study involving the use of a Licensed Product in human patients designed primarily to obtain preliminary data on the effectiveness of a specific therapy involving the use of a Licensed Product in human patients.

     1.15. "Phase III" means any Phase IIb/III clinical study involving a Licensed Product designed to have adequate statistical power to meet the requirements for regulatory approval by regulatory authorities either in the United States, European Union, or Japan.

     1.16. "Royalty Payments" is defined in Section 3.1.4.

     1.17. "Territory" means all countries in the world.

     1.18 "Valid Claim" means any claim of any issued and unexpired patent that has not been held permanently revoked, deemed unenforceable or invalid by a decision of a court or other government agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal.

2. LICENSE

     2.1. Grant of License. Licensor hereby grants to Licensee for the term of this Agreement a non-exclusive, royalty bearing license under the Licensed Patents, with the limited right to grant sublicenses only as set forth in
Section 2.1.1, to develop, have developed, make, have made, use, offer to sell, sell, have sold, import and have imported, Licensed Products and to provide Licensed Services in the Territory. In addition to the other terms and conditions of this Agreement, the license granted hereby is subject to the following:

          2.1.1. Sublicensing. Notwithstanding anything herein to the contrary, Licensee shall have the right to grant sublicenses only to (a) Licensee's Affiliates, (b) any distributor of Licensed Products pursuant to a bona fide arm's length distribution agreement between such distributor and Licensee, (c) any subcontractor that performs all or a portion of the manufacturing of Licensed Products pursuant to a bona fide arm's length manufacturing agreement between such subcontractor and Licensee, or (d) any third Person that enters into a bona fide license agreement with Licensee to make, use, sell or promote Licensed Products; provided, however, that Licensee shall be responsible for the operations of any sublicensee relevant to this Agreement as if such operations were carried out by Licensee itself, including


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     (without limitation) the payment of any royalties or other payments provided for hereunder. All sublicenses granted hereunder shall be consistent with and subject to the terms and conditions of this Agreement. Licensee shall notify Licensor of any such sublicense and provide Licensor with a copy of any such sublicense agreement within ten (10) days of the execution thereof.

          2.1.2. Restriction on other Rights. No right or license is granted to Licensee in or to any right or interest of Licensor that is not specifically set forth in this Agreement.

          2.1.3. Due Diligence. Licensee shall comply with all applicable laws and regulations. Licensee shall be responsible for obtaining all regulatory approvals required for the manufacture and sale of Licensed Products. Licensee shall provide Licensor (i) prompt written notice of all regulatory approvals for Licensed Products in the Territory, and (ii) on an annual basis with a summary of the development status of the Licensed Products and Licensed Services. Licensee shall use reasonable commercial efforts to research, develop and bring to market Licensed Products and Licensed Services; provided that Licensee shall always be free to stop development or put development of any Licensed Product or Licensed Service on hold without termination of this Agreement. In case Licensee provides written notice to Licensor that the development of all Licensed Products and Licensed Services is stopped or put on hold, all obligations of the Licensee hereunder shall cease or shall be suspended respectively, until such time as Licensee restarts development of a Licensed Product, except for the following: Section 2.1.3 first and third sentences, Sections, 3, 5, 6, 7 and 8.

          2.1.4. Licensee shall inform Licensor within ten (10) business days upon achievement of any milestone described in Section 3.1.3.

          2.1.5. Improvements. Licensee hereby grants to Licensor (i) a [**] non-exclusive, [**] license [**] to the Improvements in Area A, and (ii) a [**] license [**] to the Improvements in Area B. Licensee shall keep Licensor currently and generally advised in writing of all Improvements, and shall provide Licensor with a written report thereof not less than once each calendar year. Upon request of Licensor, Licensee shall finish to Licensor one copy of all available documents relating to such Improvements.

3. PAYMENTS

     3.1. Payments. Licensee shall make the following payments to Licensor as consideration for the rights granted by Licensor hereunder:

          3.1.1. Licensing Fee. Upon execution of this Agreement, Licensee shall pay within ten (10) days to Licensor a non-refundable licensing fee of One Hundred Twenty Five Thousand U.S. Dollars (U.S. $125,000) in immediately available funds to an account designated in writing by Licensor.

          3.1.2. Annual Maintenance Fee. Within thirty (30) days of each annual anniversary of the Effective Date, Licensee shall pay to Licensor Twenty Five Thousand U.S. Dollars


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     (U.S. $25,000) creditable against payments under Section 3.1.4 in the
     Calendar year in which such annual maintenance fee is paid.

          3.1.3. Milestone Payments. Licensee shall pay to Licensor the following non-refundable milestone payments, to be paid only once, at the time when a Licensed Product reaches a milestone described below:

               (i) upon initiation of the first Phase II clinical trial by or on behalf of Licensee (for the purposes of this Section, initiation shall mean the first administration of the first Licensed Product in a clinical trial): Two Hundred Thousand U.S. Dollars (U.S. $200,000);

               (ii) upon initiation of the first Phase II clinical trial by or on behalf of Licensee (for the purposes of this Section, initiation shall mean the first administration of the second and each subsequent Licensed Product in a clinical trial): One Hundred Thousand U.S. Dollars (U.S. $100,000);

               (iii) upon initiation of a Phase III clinical trial of each Licensed Product by or on behalf of Licensee (for the purposes of this Section, initiation shall mean the first administration of each Licensed Product in such a trial): Three Hundred Thousand U.S. Dollars (U.S. $300,000); and

               (iv) upon receiving an approval for marketing anywhere in the Territory of each Licensed Product: Five Hundred Thousand U.S. Dollars (U.S. $500,000).

     Each such milestone payment shall be due and payable to Licensor within thirty (30) days of the date such milestone is achieved (whether achieved by or on behalf of Licensee or any of its Affiliates or sublicensees). Licensee shall remit to Licensor each such milestone payment in immediately available funds to an account designated in writing by Licensor.

          3.1.4. Royalties. Licensee shall pay or cause to be paid to Licensor a royalty equal to the Applicable Percentage of all Net Sales of any Licensed Product or Licensed Service by Licensee or any of its Affiliates, or permitted sublicensees ("Royalty Payments") on a country-by-country basis. No multiple royalties shall be payable because a Licensed Product or Licensed Service, its manufacture, use or sale is or shall be covered by more than one Valid Claim of a patent included in the Licensed Patents or more than one patent under the Licensed Patents. Royalty shall only be payable once in respect of each Licensed Product. Royalty Payments shall be made in accordance with Sections 3.4 and 3.5.

     3.2. Records. During the Term of this Agreement and for three (3) years thereafter, Licensee shall (and shall cause its Affiliates and permitted sublicensees to) keep complete and accurate records of sales of Licensed Products and Licensed Services and such other matters as may affect the determination of any amount payable to Licensor hereunder in sufficient detail to enable a recognized international firm of certified public or chartered accountants engaged by Licensor to determine any amounts payable to Licensor under this Agreement.


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Licensee shall (and shall cause its Affiliates and permitted sublicensees to)
permit certified public accountants engaged by Licensor, at Licensor's expense (except as provided below), to examine not more than once in any twelve-month period per Person its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement or the accuracy of any amount payable hereunder for a three
(3) year period after the royalty period to which such records relate. Should any examination conducted by Licensor or its representatives pursuant to the provisions of this paragraph result in an increase of more than five percent (5%) of any payment due Licensor hereunder, Licensee, in addition to any amounts that may be due Licensor, shall be obligated to reimburse any out-of-pocket expenses incurred by Licensor with respect to such examination within thirty
(30) days after receipt of an invoice therefor from Licensor.

     3.3. Royalty Reports. Within sixty (60) days after March 31, June 30, September 30 and December 31 of each year, Licensee shall deliver to Licensor a true and accurate report, giving such particulars of the business conducted by Licensee, its Affiliates and permitted sublicensees during the preceding quarter under this Agreement as are pertinent to an accounting for any Royalty Payments hereunder. Each such report will contain at least the following information: the number and kind of Licensed Products and Licensed Services (including where permitted the identity of each Person to whom Licensed Services are sold) sold in each country, total gross invoice amounts for each such Licensed Product and Licensed Service, deductions applicable to Net Sales thereof, a calculation of total amount due to Licensor for the relevant period, the exchange rate used to convert gross invoice amounts and deductions applicable to Net Sales thereof in each country. All payments shall be made in United States dollars.

     3.4. Payments. Within sixty (60) days of the end of each calendar quarter in which any Net Sales occur, Licensee shall calculate the Royalty Payments owed to Licensor and shall remit to Licensor the amount owed to Licensor in immediately available funds to an account designated in writing by Licensor. For purposes of determining when a sale of Licensed Product occurs, the sale shall be deemed to occur on the date of invoice to the purchaser of the Licensed Product.

     3.5 Taxes. If laws or regulations require withholding with respect to payments made by Licensee of any taxes imposed upon Licensor on account of any royalties and advance payments, paid under this Agreement, such taxes shall be deducted by Licensee as required by law from such remittable royalty and advance payment and shall be paid by Licensee to the proper tax authorities. Official receipts of payment of any withholding tax shall be secured and sent to Licensor as evidence of such payment. The Parties shall exercise their best efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any relevant tax treaty.

     3.6 Overdue Payments. Payments not paid within seven (7) days of the respective time period set forth in this Section 3 shall bear interest at a rate of two percent (2%) above the London Interbank Offered Rate (LIBOR) from the due date until paid in full.


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4. PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

     4.1. Patent Prosecution/Patent Costs. Licensor shall be responsible for the prosecution, maintenance, renewal, extension and defense of all Licensed Patents in its sole discretion and at its expense.

     4.2. Infringement by Third Persons. Licensee shall promptly advise Licensor in writing of any infringement or suspected infringement of any of the rights under the Licensed Patents. In the case of any infringement of any Licensed Patent by any third Person (an "Infringer") during the term of this Agreement, Licensor shall have the right under Licensor's control and at Licensor's expense to prosecute any third Person infringement of the Licensed Patents. Subject to Licensor's control of any such proceeding, Licensee shall have the right, at its own expense and using counsel of its choosing, to participate in such proceeding. Licensee shall assist as reasonably requested in taking any such action against any such Infringer at Licensor's expense, unless Licensee has stopped the development of all Licensed Products or has put the development of all Licensed Products on hold. Any amount recovered by or reimbursed to Licensor as a result of any action taken by Licensor under this Section 4.2 (including, without limitation, from any settlement or other voluntary disposition thereof) shall be retained by Licensor.

     4.3. Patent Marking. Licensee shall use appropriate patent marking on Licensed Products where legally permissible. Licensee shall register or record this Agreement in any country if Licensor's legal or beneficial interest in the Licensed Patents would be prejudiced in such country by a failure to register.

     4.4. Patent Term Restoration. Licensor and Licensee shall cooperate in obtaining patent term restoration in the United States or its equivalent in the Territory where applicable to the Licensed Patents, including 35 U.S.C. 156 and its foreign counterparts.

5. INDEMNIFICATION; ETC.

     5.1. Indemnification.

          5.1.1. Except as provided in Section 5.1.2, Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates, and their respective directors, officers, managers, employees and agents and their respective successors, heirs and assigns (each a "Licensor Indemnitee"), against any liability, damage, deficiency, loss, cost or expense of any kind (including reasonable attorneys' fees and expenses of litigation) (each a "Liability") incurred by or imposed upon any Licensor Indemnitee as a result of any third party claim made or suit brought against a Licensor Indemnitee to the extent the same is relating to (a) any death, illness, personal injury, property damage or improper business practices arising out of the development, manufacture, sale, use or other disposition of any Licensed Product or provision of any Licensed Service (whether based on negligence or other tort, warranty, strict liability, or any other theory) or (b) any breach of this Agreement by Licensee.

          5.1.2. Except as provided in Section 5.1.1, Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates, and their respective directors, officers,


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     managers, employees and agents and their respective successors, heirs and assigns (each a "Licensee Indemnitee"), against any liability, damage, deficiency, loss, cost or expense of any kind (including reasonable attorney's fees and expenses of litigation) (each a "Liability") incurred by or imposed upon any Licensee Indemnitee as a result of any third party claim made or suit brought against a Licensee Indemnitee to the extent the same is relating to any breach of this Agreement by Licensor.

          5.1.3. A party's obligation to defend, indemnify and hold harmless is conditioned upon the indemnified party providing to the indemnifying party immediate notice of any such liability and providing all reasonable assistance in defending against such Liability.

          5.1.4. This Section 5.1 shall survive expiration or termination of this Agreement.

     5.2. Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTY INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE LICENSED PATENTS OR ANY LICENSED PRODUCTS OR LICENSED SERVICES OR OTHERWISE AND HEREBY DISCLAIMS THE SAME. EXCEPT AS PROVIDED BELOW, LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTY THAT THE MANUFACTURE, USE OR SALE OF ANY LICENSED PRODUCT OR PROVISION OF ANY LICENSED SERVICE WILL NOT INFRINGE ANY PATENT OR OTHER RIGHT OF ANY PARTY OR THIRD PERSON AND HEREBY DISCLAIMS THE SAME.

     5.3. Representations and Warranties of Licensor.

          5.3.1. Licensor hereby represents, warrants and covenants to Licensee that Licensor has the full right and authority to execute and perform this Agreement and the execution and performance of this agreement by Licensor will not conflict with, cause a default under or violate any existing contractual obligation that may be owed by Licensor to any third Person.

          5.3.2. Licensor has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Licensed Patents.

          5.3.3. Licensor shall maintain the Licensed Patents for the duration of this Agreement

          5.3.4. To Licensor's knowledge as of the Effective Date, each of the Licensed Patents is valid.

     5.4. Representations and Warranties of Licensee. Licensee hereby represents, warrants and covenants to Licensor that Licensee has the full right and authority to execute and perform this Agreement and the execution and performance of this agreement by Licensee


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will not conflict with, cause a default under or violate any existing contractual obligation that may be owed by Licensee to any third Person.

     5.5. Insurance. In the event that Licensee is conducting clinical trials using Licensed Products or manufacturing and supplying Licensed Products, Licensee shall obtain product liability insurance citing Licensor as an interested party under terms which are similar to that obtained by other companies comparable to Licensee for products similar to such Licensed Products and used in similar circumstances.

6. TERM AND TERMINATION

     6.1. Term. This Agreement will be effective as of the Effective Date and will remain in effect until all Valid Claims in all Licensed Patents have expired on a country-by country basis. Licensee shall have no obligation to make Royalty Payments with respect to the Net Sales of a Licensed Product or provision of a Licensed Service if (a) all Valid Claims in all Licensed Patents applicable to the development, manufacture, use, sale or importation of such Licensed Product or provision of such Licensed Service have expired in each country in which such Licensed Product is used, sold or imported or such Licensed Service is provided and (b) all Valid Claims in all Licensed Patents applicable to the development, manufacture, use, sale or importation of such Licensed Product or provision of such Licensed Service have expired in each country in which such Licensed Product is manufactured or such Licensed Service is provided. For the avoidance of doubt, Licensee shall be obligated to make Royalty Payments with respect to products that are Licensed Products in countries in which they are manufactured even if such products are used, sold or imported in or into countries in which they are not Licensed Products.

     6.2. Termination by Licensor.

          6.2.1. Termination for Cause. Licensor shall have the right to terminate this Agreement and the license granted hereunder upon the happening of the following events:

               (i) Licensee fails to pay or cause to be paid any payment which has become due to Licensor under this Agreement and has not cured such non-payment within thirty (30) days after written notice from Licensor to Licensee specifying such non-payment.

               (ii) Licensee is in breach of or default under any material provision of this Agreement other than a payment obligation referred to in Section 6.2.1 (i) and has not cured such breach or default within sixty (60) days after written notice from Licensor to Licensee specifying the nature of such breach or default.

          6.2.2. Termination after Challenge. If Licensee or any of its Affiliates directly or indirectly makes, files, maintains or supports any claim, demand, lawsuit, cause of action or other action or proceeding, including without limitation by reexamination, opposition, interference, declaratory judgment proceeding or invalidity or nullity proceeding, alleging that a Licensed Patent is invalid or


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     unenforceable, Licensor may immediately upon written notice to Licensee terminate this Agreement.

     Notwithstanding anything to the contrary in this Agreement, and provided that the discovery request, subpoena or court order was not initiated by or on behalf of Licensee or any of its Affiliates and does not result from legal proceedings that were initiated or supported by or on behalf of the Licensee or any of its Affiliates, if Licensee or any of its Affiliates or sublicensees is subject to a discovery request, subpoena or court order relating to one or more of the Licensed Patents that might be violative, or might lead to any action or proceeding that might be a violation, of this
     Section 6.2.2, Licensee, such Affiliate or such sublicensee shall provide prompt notice to Licensor of such discovery request, subpoena or court order such that Licensor may take any steps necessary to obtain a protective or other order. If reasonable efforts to obtain such protective or other order are unsuccessful, of if further delay in compliance with such discovery request, subpoena or court order is reasonably likely to result in a finding of contempt, Licensee, such Affiliate or such sublicensee may comply with such discovery request, subpoena or court order.

     6.3. Bankruptcy Event. Licensor may, at its option, terminate this Agreement immediately upon notice to Licensee if a Bankruptcy Event occurs with respect to the Licensee.

     6.4. Termination by Licensee. Licensee shall have the right to terminate this agreement immediately upon one hundred and twenty (120) days written notice to Licensor given after the complete and final cessation of, with the intention never to resume, any and all activities relating to the development, manufacture, commercialization, marketing or sale of Licensed Products and Licensed Services by Licensee, its Affiliates, distributors, subcontractors or permitted sublicensees.

     6.5. Effect of Termination.

          6.5.1. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination.

          6.5.2. Upon termination of this Agreement for any reason, any sublicense granted hereunder with respect to which the sublicensee is not then in breach or default shall continue as a direct license between the sublicensee and the Licensor on the terms of this Agreement, provided that the sublicensee agrees in writing, within thirty (30) days after termination of this Agreement, to be bound by the terms of this Agreement.

          6.5.3. The provisions of Sections 3.2 (Records), 3.5 (Taxes), 3.6 (Overdue Payments), 4.2 (Infringement by Third Persons) (but only with respect to infringement occurring prior to termination), 5.1
     (Indemnification), 5.2 (Warranty Disclaimer), and 8 (General) shall survive termination of this Agreement for any reason.

          6.5.4. Licensee may, after termination of this Agreement, sell all Licensed Products which are in inventory at the time of termination, and complete and sell Licensed Services which Licensee can clearly demonstrate were in the process of being provided at the time of such termination, provided that Licensee shall pay to Licensor any Royalty Payments due on the sale of such Licensed Products or provision of such Licensed Services and shall submit reports, in accordance with this Agreement.

7. CONFIDENTIALITY

     7.1. Confidentiality. Subject to Section 7.2. below, during the term of this Agreement neither Party shall use or disclose any Confidential Information received by it pursuant to this Agreement without the prior written consent of the other.

     7.2. Permitted Disclosure. Nothing contained in this Section shall be construed to restrict the Parties from disclosing Confidential Information to the extent that is reasonably required: (i) for legal, regulatory, tax, or customs reasons, (ii) for audit purposes, (iii) by court or other government order, or (iv) from using such Confidential Information as is reasonably necessary to perform acts permitted by, or to exploit rights granted under this Agreement.

8. GENERAL

     8.1. Assignment. This Agreement shall be binding upon and shall inure to the benefit of each Party and each Party's respective transferees, successors and assigns, provided, however, that Licensee shall not have the right to assign this Agreement or its rights or obligations hereunder to any other Person without the prior written consent of the Licensor other than as set forth in the next sentence. Licensee may assign this Agreement and all of its rights and obligations under this Agreement to any third Person who acquires all or substantially all of Licensee's assets (or those of a separate business unit of Licensee by merger, sale of assets or stock, or otherwise, or to any third Person who acquires all or substantially all of Licensee (or a separate business unit of Licensee) by merger, sale of assets or stock, or otherwise. Licensee shall provide Licensor with a copy of any such executed assignment agreement. Any purported assignment in violation of the provisions of this Section 8.1 shall be null and void.

     8.2. Publicity. Neither Party shall issue any news release or other public announcement relating to this Agreement, including any of its terms, without the prior written approval of the other Party. Once the text or substance of any announcement has been so approved, it may be repeated without further approval.

     8.3. Use of Name. Except as may be agreed to by the Parties pursuant to
Section 8.2, neither Party shall use the name of the other in connection with this Agreement, the Licensed Patents, the Licensed Products the Licensed Services or any related matter in any press releases, public announcements or other publicity or advertising materials without the prior written approval of the other Party.

     8.4. Entire Agreement/Amendments. This Agreement constitutes the entire and only agreement between the Parties relating to Licensed Patents, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements amending, altering or supplementing the terms hereof may be made except by means of a written document signed by a duly authorized representative of each Party.

     8.5. Notices. Any notice, communication or payment required or permitted to be given or made hereunder shall be in writing and, except as otherwise expressly provided in this Agreement, shall be deemed given or made and effective (i) when delivered personally; or (ii) when delivered by telex or telecopy (if not a payment); or (iii) when received if sent by overnight express; or (iv) upon confirmation of receipt if mailed by certified or registered mail, postage prepaid and return receipt requested, in each case addressed to Parties at their address stated below, or to such other address as such Party may designate by written notice in accordance with the provisions of this Section 8.5.

LICENSEE:     Biovex Limited
              70 Milton Park
              Abingdon, Oxford
              OX14 4RX
              England
              Fax: +44 1235 441901
              Attention: Vice President, Business Development

LICENSOR:     Wyeth Holdings Corporation
              Five Giralda Farms
              Madison, New Jersey 07940
              Fax: (973) 660-7050
              Attention: General Counsel

with copy to: Wyeth Pharmaceuticals
              500 Arcola Road, CC-3
              Collegeville, PA 19426
              Fax: (484) 865-9301
              Attention: Senior Vice President, Global Business Development

     8.6. Governing Law; Jurisdiction. This Agreement shall be construed and enforced in accordance with the domestic substantive laws of The State of New York and the United States of America without regard to any choice or conflict of laws rule or principle that would result in the application of the domestic substantive law of any other jurisdiction other than, in regard to any question affecting the construction or effect of any patent, the law of the jurisdiction under which such patent is granted. This Agreement shall not be subject to (a) the United Nations Conventions on Contracts for the International Sale of Goods;
(b) the 1974 Convention on the Limitation Period in the International Sale of Goods (the "1974 Convention"); or (c) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980. Any legal or other action hereunder shall be brought exclusively in the U.S. Federal courts of New York. The Parties consent to the personal jurisdiction and venue of such courts in the event of such action. The

Parties hereby consent to waive any constitutional, statutory or common law right of trial by jury and of forum non-conviens.

     8.7. Limitation of Liability. EXCEPT FOR THE LIABILITY ARISING OUT OF
SECTION 5.1, EACH PARTY'S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID OR PAYABLE BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT. The foregoing limitations shall apply to all claims and actions of any kind, whether based on contract, tort (including but not limited to negligence), or any other grounds.

     8.8. Headings. Headings included herein are for convenience only, and shall not be used to construe this Agreement.

     8.9. Independent Contractors. For the purposes of this Agreement and all services to be provided hereunder, each Party shall be, and shall be deemed to be, an independent contractor and not an agent, partner, joint venturer or employee of the other Party. Neither Party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly provided for herein or authorized in writing.

     8.10. Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall either be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

     8.11. Force Majeure. Neither Party shall be responsible or liable to the other Party for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts or occurrences beyond the control of the nonperforming or delayed Party, including, but not limited to, acts of God, acts of government, wars, riots, strikes or other labor disputes, shortages of labor or materials, fires, and floods, provided the nonperforming or delayed Party provides to the other Party written notice of the existence of and the reason for such nonperformance or delay.

     8.12. No Waiver. Failure of either Party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved or to terminate this Agreement arising out of any subsequent default or breach.

     8.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original document, but all of which shall constitute the same agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

BIOVEX LIMITED                          WYETH HOLDINGS CORPORATION


By: /s/ Robert Coffin                   By: /s/ Robert F. Smith
    ---------------------------------       ------------------------------------
Name: Robert Coffin                     Name: Robert F. Smith
Title: Chief Scientific Officer         Title: Vice President


By: /s/ Tony Mills
    ---------------------------------
Name: Tony Mills
Title: Vice President, Business Development

                                   Schedule 1

                                LICENSED PATENTS

     COUNTRY        APPLICATION   Filing Date      Patent                      Issue Date
     -------        -----------   -----------      ------                      ----------
USA                 60/001602     July 27, 1995
USA                 08/686631     July 24, 1996    5,824,318                   October 20, 1998
PCT                 96/12281      July 24, 1996
Australia           67139/96      July 25, 1996    725557                      January 25, 2001
Canada              2227860       July 25, 1996    Application still pending
Europe*             96927257.4    July 25, 1996    841943                      September 3, 2003
Israel              118942        July 24, 1996    118942                      December 15, 2002
Israel-divisional   135726        April 18, 2000   Application still pending
S. Africa           96/6287       July 26, 1996    96/6287                     May 27, 1998
Taiwan              85/09120      July 26, 1996    Abandoned

* Nationalized patents in Austria, Belgium, Denmark, Finland, France, Germany, Great Britain, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain, Sweden & Switzerland


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